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                                  EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

Name                               Jurisdiction of Incorporation or Organization
----                               ---------------------------------------------
Insight Capital, Inc. (wholly-owned by Insight
        Midwest, L.P.)                                     Delaware
Insight Communications Midwest, LLC (f/k/a
       Insight Communications of Indiana, LLC)             Delaware
Insight Midwest Holdings, LLC                              Delaware
Insight Communications of Kentucky, L.P.                   Delaware
Insight Kentucky Partners I, L.P.                          Delaware
Insight Kentucky Partners II, L.P.                         Delaware
Insight Kentucky Capital, LLC                              Delaware
Insight Holdings of Ohio, LLC                              Delaware
Insight Communications of Central Ohio, LLC                Delaware